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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Carey         William        P.               W.P. Carey & Co. LLC ("WPC")                  to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director      X  10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
         525 Park Avenue                          Person, if an entity       May 2001           ----        title ---       below)
---------------------------------------------     (voluntary)            -------------------               below)
                 (Street)                                                                              Chairman & CEO
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   NY                NY            10021               ###-##-####                               ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:
                                               (Instr. 8)                                End of Month        Direct
                                  (Month/                                                (Instr. 3 and 4)    (D) or
                                   Day/   ---------------------------------------                            Indirect
                                   Year)  Code    V      Amount   (A) or    Price                            (I)
                                                                  (D)                                        (Instr. 4)

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Common Stock                     5/4/01    J(1)           5,342    A          --      9,231,853                  I(3)
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Common Stock                     5/4/01    J(4)           5,538    D          --      9,231,853                  I(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).



                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership
   Security                     Derivative              Form of
   (Instr. 3)                   Securities              Derivative
                                Beneficially            Securities:
                                Owned at End            Beneficially
                                of Month                Owned at
                                (Instr. 4)              End of Month
                                                        (Instr. 4)

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Explanation of Responses:

(1)  Represents an accounting adjustment to restricted shares distributed in connection with the formation of W.P. Carey & Co. LLC from the merger of Carey Diversified LLC and
     W.P. Carey & Co. Inc.
(2)  By Carey Property Advisors LP
(3)  By Ninth Carey Corporate Properties Inc.
(4)  Distribution by Carey Property Advisors LP to its Partners.


/s/ William P. Carey          6/8/2001

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see instruction 4(b)(v).

          ** Intentional misstatements or ommissions of facts constitute
             Federal Criminal Violations Sec 18 U.S.C. 1001 and 15 U.S.C.
             7811(a).

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.
